Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$26,442,000.00	100.00%	$26,442,000.00	$1,885.31(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $67,664.05 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $1,885.31 registration fee for this offering, $65,778.74 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 475 dated January 14, 2010 to Prospectus Supplement and Prospectus dated February 5, 2007 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

Eksportfinans ASA
Currency Linked Notes due 2011
(Linked to the Korean Won/U.S. Dollar Foreign Exchange Rate)

     The notes do not pay interest. The amount that you will be paid on your notes on the stated maturity date (February 28, 2011) is based on the Korean won vs. U.S. dollar exchange rate (expressed as the number of Korean won per U.S. dollar) as measured from the trade date to and including the valuation date (February 14, 2011).

     To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final exchange rate (which will be determined on the valuation date) from the initial exchange rate, which we refer to as the exchange rate return. The exchange rate return may reflect a negative (based on any increase in the exchange rate over the life of the notes indicating that the Korean won has weakened in value against the U.S. dollar) or a positive (based on any decrease in the exchange rate over the life of the notes indicating that the Korean won has strengthened in value against the U.S. dollar) return. On the stated maturity date, for each $1,000 face amount (the minimum denomination) of your notes:

  If the exchange rate return is positive or zero, you will receive a cash amount equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the exchange rate return times the participation rate (117%).

  If the exchange rate return is negative, you will receive a cash amount equal to the greater of (a) $0 or (b) the sum of (i) $1,000 plus (ii) $1,000 times the exchange rate return.

     If the exchange rate return is positive, your notes will pay at maturity, in addition to the $1,000 face amount, the $1,000 face amount times the positive exchange rate return multiplied by the participation rate. If at maturity the exchange rate return is negative, you will have a loss for each $1,000 face amount that equals the product of (i) the exchange rate return (which is a negative percentage) multiplied by (ii) $1,000. In addition, the notes will not pay interest and no other payments will be made on the notes prior to the stated maturity date.

     You could lose all or a substantial portion of your investment in the notes if the exchange rate increases, indicating the Korean won has weakened as against the U.S. dollar. In addition, the notes do not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

(continued on following page)

Goldman, Sachs & Co.

Pricing Supplement dated January 14, 2010

     Assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co. You should read the explanation of risks in "Risk Factors" in this pricing supplement and the discussion of risks in "Risk Factors – Risks relating to index linked notes or notes linked to certain assets" on page S-6 of the accompanying prospectus supplement so that you may better understand those risks.

Investors can lose their entire investment in the notes.

     This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of notes. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of notes. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus. Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Terms of the Notes” on page P-2 in this pricing supplement and the general terms of the indexed notes found in “Description of Debt Securities” on page S-9 of the prospectus supplement dated February 5, 2007.

	Issue Price to Public	Discounts and Commissions	Proceeds to Us (Before Expenses)
Per note:	$ 1,000.00	$ 2.50	$ 997.50
Total:	$26,442,000.00	$66,105.00	$26,375,895.00

     The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement but prior to the settlement date, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

     The notes will not be obligations of, or guaranteed by, the Kingdom of Norway or any internal division or agency thereof, and will be subject, entirely and exclusively, to the credit risk of Eksportfinans ASA itself. The notes are also not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     Goldman, Sachs & Co. may offer the notes on transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. Goldman, Sachs & Co. expects to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on January 28, 2010.

TERMS OF THE NOTES

Issuer:	Eksportfinans ASA
Specified Currency:	U.S. dollars
Aggregate Face Amount:	$26,442,000.00
Face Amount of each note:	$1,000.00
Agent:	Goldman, Sachs & Co.
The agent may make sales through its affiliates or selling agents.
Agent acting in the capacity as:	Principal
Trade Date:	January 14, 2010
Original Issue Date:	January 28, 2010
Maturity Date:	February 28, 2011, or in the event such day is not a Business Day, the Maturity Date will be the first following day that is a Business Day.
Indexed note:

Yes. The notes will be linked to the exchange rate of the Korean won (KRW) to the U.S. dollar (USD), expressed as the number of Korean won per U.S. dollar. Korean won and U.S. dollar are each an index currency and together, the index currencies.

Redemption Amount:

As of the Valuation Date, the calculation agent will determine the Redemption Amount you will be entitled to receive on the Maturity Date in respect of each $1,000.00 Face Amount of notes in accordance with the following formula:

  If the Exchange Rate Return is positive or zero, you will receive a cash amount equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the Exchange Rate Return times the participation rate.

  If the Exchange Rate Return is negative, you will receive a cash amount equal to the greater of

  (a) $0, or

  (b) the sum of (i) $1,000 plus (ii) $1,000 times the Exchange Rate Return.

If the Final Exchange Rate is more than the Initial Exchange Rate, the Redemption Amount you will receive at maturity will be less than the Face Amount of your notes, and you may lose a significant portion or even all of your investment in the notes.

Exchange Rate:

The KRW/USD exchange rate (expressed as the number of Korean won per one U.S. dollar) as reported on the London mid-market rate published by WM Company and displayed on Reuters page “WMRSPOT13” at 4:00 p.m. London time (or any successor or replacement service or page), as determined by the calculation agent, subject to certain currency market disruption events as described below.

Initial Exchange Rate:	1,121.50 Korean won per U.S. dollar
Final Exchange Rate:	The Exchange Rate as determined on the Valuation Date by the calculation agent, subject to certain currency market disruption events as described below.
Exchange Rate Return:	The result of (i) the Initial Exchange Rate minus the Final Exchange Rate divided by (ii) the Final Exchange Rate, expressed as a positive or negative percentage.

Participation Rate:	117.00%.
Valuation Date:

February 14, 2011, subject to adjustment (i) if such date is not a Fixing Day for an index currency due to a scheduled holiday, to the preceding Fixing Day, (ii) if such date is not a Fixing Day for an index currency due to an unscheduled holiday (as defined under “—Currency Market Disruption Event”), to the next Fixing Day immediately following the originally scheduled Valuation Date and (iii) if on such date a Currency Market Disruption Event occurs with respect to an index currency, in which case the Valuation Date may be postponed up to five days if a Currency Market Disruption Event is continuing.

Currency Market Disruption Event:

A Currency Market Disruption Event will occur if it becomes impossible to obtain the Final Exchange Rate (KRW/USD) from the Reuters “WMRSPOT13” page at 4:00 p.m. London time on the Valuation Date (or any successor or replacement or similar service or page thereto, as determined by the calculation agent in its sole discretion) or if the calculation agent determines in a commercially reasonable manner that it is not possible to effect a market transaction at the published rate.

If a Currency Market Disruption Event occurs on any day that would otherwise be the Valuation Date, as determined by the Calculation Agent, or such day is not a Fixing Day, then the Valuation Date will be postponed to the next Fixing Day or, if the originally scheduled Valuation Date is not a Fixing Day because of a scheduled holiday and a Currency Market Disruption Event occurs on the preceding Fixing Day, the first following Fixing Day on which a Currency Market Disruption Event does not occur or is not continuing. In no event, however, will the Valuation Date be postponed by more than five Business Days.

If the Valuation Date is postponed to the last possible day, but a Currency Market Disruption Event occurs or is continuing on that day or such day is not otherwise a Fixing Day, that day will nevertheless be the Valuation Date.

If the Calculation Agent determines that the Exchange Rate is not available on the last possible Valuation Date because of a continuing Currency Market Disruption Event or a non-Fixing Day, the Calculation Agent will nevertheless determine, in its sole discretion and in a commercial reasonable manner, the Final Exchange Rate on that day.

The Maturity Date will be February 28, 2011, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. In the event that the Valuation Date is postponed, the Maturity Date will not be postponed by a similar number of Business Days.

An Unscheduled Holiday means a day on which the London mid-market rate, with respect to the Final Exchange Rate, will not be published by WM Company and displayed on the relevant Reuters page at 4:00 p.m., London time (or any successor or replacement or similar services or page thereto as determined by the Calculation Agent in its sole discretion) and the market is made aware of such unscheduled holiday (by means of a public announcement or by reference to other publicly announced information) after 9:00 a.m. New York time on the date that is two Fixing Days prior to the Unscheduled Holiday.

A Scheduled Holiday means a day on which the London mid-market rate, with respect to the Final Exchange Rates, will not be published by WM Company and displayed on the relevant Reuters page at 4:00 p.m., London time (or any successor or replacement or similar services or page thereto as determined by the calculation agent in its sole discretion) and the market is made aware of such scheduled holiday (by means of a public announcement or by reference to other publicly announced information) at or before 9:00 a.m. New York time on the date that is two Fixing days prior to the Scheduled Holiday.

Discontinuance of an Exchange Rate:

If trading of the Korean won or U.S. dollar is discontinued, or the Exchange Rate is not available on the last possible Valuation Date because of a Currency Market Disruption Event or for any other reason, the calculation agent will determine the amount payable on the Maturity Date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable exchange rate.

Calculation agent:	Goldman, Sachs & Co.
Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York).
Fixed rate note:	The notes will not pay interest. There will be no payments prior to maturity.
Business Day:

For purposes of this issuance, a Business Day means any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York.

Fixing Day:

A day on which the KRW/USD Exchange Rate is displayed on the Reuters page “WMRSPOT13” at 4:00 p.m. London time (or any successor or replacement or similar service or page thereto, as determined by the calculation agent in its sole discretion).

Business Day convention:	If the Maturity Date is not a Business Day, then the Maturity Date will be the first following day that is a Business Day.
Tax redemption:	No
Additional amounts payable:	No
Authorized denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof.
Renewable note:	No
Form of notes:	Book-entry
CUSIP No.:	28264QR97
ISIN:	US28264QR976
Listing:	None
FDIC:

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (the FDIC) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

Issuer credit ratings for long-term debt:	Aa1 (negative outlook) (Moody’s)/AA (outlook stable) (Standard & Poor’s)/AA (F.IBCA)†
Failure to pay Redemption Amount when due:	In the event we fail to pay the Redemption Amount on the Maturity Date, any overdue payment in respect of the Redemption Amount of any note on the Maturity Date will bear interest until the date upon which all sums due in respect of such notes are received by or on behalf of the relevant holder, at the rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBO page as of 11.00 a.m. (London time) on the first business day following such failure to pay. Such rate shall be determined by the calculation agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Acceleration:

If a holder of a note accelerates the maturity of the note upon an event of default under the Indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be such as the calculation agent shall determine in good faith and in a commercially reasonable manner, on the basis of the performance of the Index over the term of the notes to the date of acceleration, to be fair and equitable to the holders.

Other:

The notes will not pay interest and are not renewable notes, asset linked notes, amortizing notes or exchangeable notes, each as described in the prospectus supplement. There is no optional redemption or extension of maturity in connection with the notes.

† A credit rating reflects the creditworthiness of the Issuer in the view of the rating agency and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the Issuer does not affect or enhance the likely performance of the investment other than the ability of the Issuer to meet its obligations.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the prospectus supplement and accompanying prospectus.

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these notes are a part. This pricing supplement, together with these documents, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

RISK FACTORS

Unlike ordinary debt securities, the return on the notes depends on changes in a foreign currency exchange rate. As described in more detail below, the trading price of the notes may vary considerably before the Maturity Date due, among other things, to fluctuations in foreign currency exchange rate and other events that are difficult to predict and beyond our control. Your notes are a riskier investment than ordinary debt securities. Unlike ordinary debt securities, the notes will not pay interest. Also, your notes are not equivalent to investing directly in the index currencies to which your notes are linked. You should carefully consider the following risks before investing in the notes.

Assuming no changes in market conditions or our credit spreads and any other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price.

     The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models.

     In addition, the value or quoted price of your notes at any time will reflect many factors and cannot be predicted. In particular, an increase of the yield spread between securities issued by the Issuer and credit risk-free instruments (credit spread) can lead to a decrease in the price of the notes in the secondary market. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

     If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read "The market price of your notes may be influenced by many unpredictable factors" below.

     Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

     There is no assurance that Goldman, Sachs & Co, or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See "Secondary trading in the notes may be limited" below.

The Redemption Amount may be less than the Face Amount of the notes, and you will lose part or all of your investment if the Final Exchange Rate is not equal to or less than the Initial Exchange Rate, and is subject to currency exchange rate risk.

     The Redemption Amount will depend on the change in the KRW/USD Exchange Rate. Because the Exchange Rate is subject to fluctuations, the Redemption Amount may be less than the Face Amount of the notes, and you will lose part or all of your investment if the Final Exchange Rate is not equal to or less than the Initial Exchange Rate. Fluctuations in the exchange rate between the Korean won and the U.S. dollar will also affect the market price of your notes. For example, if the Korean won appreciates, we expect that the market value of your notes will increase and, conversely, if the Korean won depreciates, we expect that the market value of your notes will decrease. You may also lose part or all of your investment if you sell the notes in the secondary market before their maturity.

     Even if the amount payable on your notes at maturity is greater than the price you paid for the notes, it may not compensate you for a loss in value due to inflation and other factors relating to the value of money over time. Thus, even in those circumstances, the overall return you earn on your notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

     Also, the market price for each of your notes prior to the Maturity Date may be significantly lower than the purchase price you pay for each of your notes. Consequently, if you sell your notes before the Maturity Date, you may receive far less than the amount of your investment in the notes.

Any decline in our credit ratings may affect the market value of your notes.

     An investment in the notes is subject to the credit risk of the Issuer. Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated declines in our credit ratings may affect the market value of your notes.

The notes are a speculative investment.

     The notes are speculative in nature and involve a high degree of risk. The notes are financial instruments that are suitable only for sophisticated investors who are able to bear the loss of all of their principal investment. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.

You may lose your entire investment in the notes.

     You can lose all or substantially all your investment in the notes. Our cash payment on your notes on the Maturity Date, if any, will be based on any increase or decrease in the Final Exchange Rate from the Initial Exchange Rate. You may lose all or a significant amount of your entire investment in the notes if the Final Exchange Rate increases precipitously relative to the Initial Exchange Rate.

Past KRW/USD Exchange Rates are no guide to future performance.

     The actual performance of the KRW/USD Exchange Rate over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the KRW/USD Exchange Rate or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the KRW/USD Exchange Rate.

The values of the index currencies and the level of the Exchange Rate are affected by many complex factors.

     The value of any currency may be affected by complex political and economic factors. The exchange rate of a currency in terms of another currency is at any moment a result of the supply and demand for the two currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country for each relevant currency as well as economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries and other countries important to international trade and finance.

     Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of many currencies in recent years, including the Korean won and the U.S. dollar, are permitted to fluctuate in value relative to each other. Governments, including those issuing the index currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, market value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the index currencies or any other currency.

     The price of the notes and payment on the Maturity Date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the Korean won or other de facto restrictions on the repatriation of U.S. dollars.

Suspensions or disruptions of market trading in one or more of the index currencies may adversely affect the value of your notes.

     The foreign currency exchange markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculations. These circumstances could adversely affect the foreign currency exchange rates and, therefore, the value of your notes.

Owning the notes is not the same as owning the Korean won.

     The return on your note will not necessarily reflect the return you would realize if you actually purchased an amount of Korean won and converted that amount into U.S. dollars on the Valuation Date.

Even though currencies trade around-the-clock, your notes will not.

     The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the notes will not conform to the hours during which the index currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.

     There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the Final Exchange Rate used to calculate the amount paid to you in U.S. dollars at the Maturity Date. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The market price of your notes may be influenced by many factors that are unpredictable and interrelated.

     When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the Maturity Date. The market value of your notes will be affected by many factors that are beyond our control and are unpredictable.

     Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your notes may offset or enhance the effect of another factor. For example, an increase in U.S. interest rates, which could have a negative effect on the market value of your notes, may offset any positive effect that favorable political or economic developments in Korea could have. The following paragraphs describe the expected impact on the market value of your notes given a change in a specific factor, assuming all other conditions remain constant.

The Exchange Rate will affect the market value of your notes.

     We expect that the market value of your notes at any particular time will depend substantially on the amount, if any, by which the Exchange Rate at that time has risen above or has fallen below the Initial Exchange Rate. If you sell your notes at a time when the Exchange Rate is less than the Initial Exchange Rate, you may receive less than the amount that would be payable on the Maturity Date based on a Final Exchange Rate equal to that current Exchange Rate because of an expectation that the Exchange Rate will continue to fluctuate until the Final Exchange Rate is determined. If you sell your notes at a time when the Exchange Rate is above the Initial Exchange Rate, you may receive less than the principal amount of your notes.

     It is impossible to predict whether the Korean won will rise or fall. In addition, we cannot predict whether future changes in the values of the index currencies will correlate with changes that occurred in the past.

Changes in interest rates are likely to affect the market value of your notes.

     Although the notes will pay no interest, we expect that the market value of your notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your notes and a traditional debt security to different degrees. In general, if U.S. interest rates increase, we expect that the market value of your notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the market value of your notes will increase. If interest rates increase or decrease in markets based on the Korean won, the market value of your notes may be adversely affected. Interest rates may also affect the economies of Korea or the United States, and, in turn, the Exchange Rate and therefore the market value of your notes.

Changes in the volatility of the index currencies are likely to affect the market value of your notes.

     The volatility of the index currencies refers to the size and frequency of the changes in price in the Korean won and/or market fluctuation. In general, if the volatility of the index currencies increases, we expect that the market value of your notes will increase and, conversely, if the volatility of the index currencies decreases, we expect that the market value of your notes will decrease.

Changes in the foreign exchange rates are likely to affect the market value of your notes.

     The foreign currency to U.S. dollar rate refers to a foreign exchange spot rate that measures the relative values of two currencies, that foreign currency and the U.S. dollar. This rate reflects the amount of the foreign currency that can be purchased for one U.S. dollar.

     Because your notes are payable in U.S. dollars, the level of the foreign currency to U.S. dollar exchange rate will affect the market value of your notes. In general, if the U.S. dollar appreciates, we expect that the market value of your notes will decrease and, conversely, if the U.S. dollar depreciates, we expect that the market value of your notes will increase.

The time remaining to maturity is likely to affect the market value of your notes.

     Prior to the Maturity Date, the market value of your notes may be higher than one would expect if that value were based solely on the Exchange Rate and the level of interest rates. This difference would reflect a “time premium” due to expectations concerning the Exchange Rate and interest rates during the time remaining to the Maturity Date. However, as the time remaining to the Maturity Date decreases, we expect that this time premium will decrease, lowering the market value of your notes.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of your notes of a given change in some of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes. We expect, however, that the effect on the market value of your notes of a given change in the Exchange Rate will be greater if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

If the value of the Korean won changes as against the U.S. dollar, the market value of your notes may not change in the same manner.

     Your notes may trade quite differently from the performance of the Korean won as against the U.S. dollar. Changes in the values of the index currencies may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “The market price of your notes may be influenced by many factors that are unpredictable and interrelated” above.

The notes do not bear interest.

     You will not receive any interest payments on your notes. Even if the amount payable on your notes on the Maturity Date exceeds the Face Amount of the notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

As calculation agent, Goldman, Sachs & Co. will have the authority to make determinations that could affect the market value of your notes and the amount you receive at maturity.

     As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including, without limitation, determining the Initial Exchange Rate on the Trade Date and the Final Exchange Rate on the Valuation Date, which will be used to calculate the Redemption Amount. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described below under "There may be conflicts of interest between you and Goldman, Sachs & Co", including with respect to certain determinations and judgments that the calculation agent must make such as whether a Currency Market Disruption Event has occurred, the Final Exchange Rate in the event that a Currency Market Disruption Event that is continuing on the originally scheduled Valuation Date and the amount payable on any acceleration. The calculation agent is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

We may sell an additional Aggregate Face Amount of the notes at a different issue price.

     At our sole option, we may decide to sell an additional Aggregate Face Amount of the notes subsequent to the Trade Date but prior to the Original Issue Date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

There may be conflicts of interest between you and Goldman, Sachs & Co.

     Goldman, Sachs & Co. and its affiliates expect to engage in trading activities related to financial instruments whose value is affected by, based on or related to the Redemption Amount for their proprietary accounts or for other accounts under their management. These activities could have an effect on the spot exchange rate for U.S. dollars in exchange for the Korean won. The spot exchange rate will be used to determine the Final Exchange Rate and, in turn, the Redemption Amount. In addition, an affiliate of Goldman, Sachs & Co. is also the writer of the hedge of our obligation under the notes and will be obligated to pay us at maturity of the notes an amount equal to the excess, if any, of the Redemption Amount over the principal amount of the notes. As a result, Goldman, Sachs & Co., in its capacity as calculation agent, may have a conflict of interest to the extent that its or its affiliates’ trading activities or the determinations it makes in respect of the notes affect the payments due to or from the affiliate of Goldman, Sachs & Co. under the related swap transaction or the value of the investments held by the Calculation Agent’s or its affiliates’ proprietary or managed accounts. For example, the issuance of other securities indexed to the U.S. Dollar exchange rate for the Korean won or related indices, i.e., the introduction of competing products into the marketplace, could adversely affect the value of the notes. To the extent that Goldman, Sachs & Co. or its affiliates serve as issuer, agent or underwriter of such securities or other instruments, their interests with respect to such products may be adverse to those of the holders of the notes. Goldman, Sachs & Co. and its affiliates will also have interests for their proprietary accounts or for accounts under their management in foreign exchange trading, including trading in the index currencies. Such trading could influence the Final Exchange Rate and, therefore, the Redemption Amount and could adversely affect the holders of the notes.

The calculation agent can postpone the Valuation Date if a Currency Market Disruption Event occurs.

     If the calculation agent determines that a Currency Market Disruption Event has occurred or is continuing on the Valuation Date or that such date is not a Fixing Day with respect to the Exchange Rate, the Valuation Date may be postponed until the first Fixing Day on which no Currency Market Disruption Event occurs or is continuing, but in no event will the postponement last for more than five Business Days. If the Valuation Date is postponed to the last possible day, but a Currency Market Disruption Event occurs or is continuing on that day or such day is not otherwise a Business Day, that day will nevertheless be the Valuation Date.

     The Maturity Date will be February 28, 2011, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. In the event that the Valuation Date is postponed, the Maturity Date will not be postponed by a similar number of Business Days.

     As a result of the foregoing, the Maturity Date for your notes may also be postponed. In such case, you may not receive the payment amount that we are obligated to deliver on the Maturity Date until after the originally scheduled Maturity Date. Moreover, if the Final Exchange Rate is not available on the last possible Valuation Date because of a continuing Currency Market Disruption Event, a non-Fixing Day or for any other reason, the Calculation Agent will nevertheless determine the Final Exchange Rate based on its assessment made in its sole discretion and in a commercially reasonable manner of the Exchange Rate at that time. See "Market Disruption Event" and "Discontinuance of an Exchange Rate" for more information.

Secondary trading in the notes may be limited.

     The notes are a new issue of securities with no established trading market. Your notes will not be listed on any securities exchange or be included in any interdealer market quotation system and there may be little or no secondary market for your notes. In this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. Even if a secondary market for your notes develops, it may not provide significant liquidity, and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and asked prices for your notes in any secondary market could be substantial. If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read "The market price of your notes may be influenced by many factors that are unpredictable and interrelated" above.

The U.S. Federal income tax treatment on the notes is uncertain and the terms of the notes require you to follow the treatment that we will adopt.

     The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States Federal income tax purposes. If you are a U.S. Holder (as defined in the prospectus), you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. For more information, please review the U.S. Federal income tax discussion in the pricing supplement below and in the accompanying prospectus supplement and prospectus under "Taxation in the United States."

ADDITIONAL INFORMATION

Calculation agent

     We have initially appointed Goldman, Sachs & Co. as calculation agent for the purpose of determining the Final Exchange Rate and for all calculations and determinations regarding Currency Market Disruption Events, the Redemption Amount and the interest rate applicable to any overdue payment of the Redemption Amount. Unless there is manifest error, these determinations by the calculation agent shall be final and binding on us and the holders of the notes.

     Upon request, the calculation agent will provide a written statement to an investor showing how the Redemption Amount per U.S. $1,000.00 of the Face Amount of the notes was calculated. Requests to the calculation agent should be addressed to:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attn: Structured Equities Solutions
Telephone No. +1 212 902 1000
Facsimile No. +1 212 902 3000

Hypothetical examples

     In the table below, we provide a range of hypothetical pre-tax Exchange Rate Returns for the index currencies. Based on these hypothetical Exchange Rate Returns, we illustrate a range of Redemption Amounts per $1,000.00 Face Amount of notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical Exchange Rate Returns could have on the Redemption Amount, assuming all other variables remain constant.

     The information in the table reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see "Risk Factors" above.

     The table below also assumes that there is no Currency Market Disruption Event with respect to the index currencies on the Valuation Date. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on an investment in the index currencies.

     The Exchange Rate has been highly volatile in the past and its performance cannot be predicted for any future period. The actual performance of the Exchange Rate over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth below or to the historical performance of the Exchange Rate set forth elsewhere in this pricing supplement. For information about the performance of the Exchange Rate during recent periods, see "The Index Currencies – Historical Exchange Rates" below.

     The levels in the left column of the table below represent hypothetical Exchange Rate Returns as percentages resulting from subtracting the Final Exchange Rate from the Initial Exchange Rate and then dividing the result by the Final Exchange Rate. The amounts in the right column represent the hypothetical Redemption Amounts, based on the corresponding hypothetical Exchange Rate Returns, and are expressed as percentages of the Face Amount of a note (rounded to the nearest one-hundredth of one percent). The middle column contains hypothetical Redemption Amounts for each U.S. $1,000.00 Face Amount of notes, based on the corresponding hypothetical Exchange Rate Returns, and are expressed as cash amounts rounded to the nearest U.S. $0.01. Thus, a hypothetical Redemption Amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000.00 of the outstanding Face Amount of the offered notes on the Maturity Date would equal 100.00% of the Face Amount of a note, based on the corresponding hypothetical Exchange Rate Return and the assumptions noted below. The hypothetical payment examples in the table below are based on a Participation Rate of 117.00%.

Hypothetical Exchange Rate Return	Redemption Amount per $1,000 Face Amount	Redemption Amount as a Percentage of $1,000 Face Amount
75.00%	$1,877.50	187.75%
50.00%	$1,585.00	158.50%
25.00%	$1,292.50	129.25%
0.00%	$1,000.00	100.00%
-25.00%	$750.00	75.00%
-50.00%	$500.00	50.00%
-75.00%	$250.00	25.00%
-100.00%	$0.00	0.00%

     If, for example, the Exchange Rate Return were determined to be -25.00%, the Redemption Amount that we would deliver on your notes at maturity would be 75.00% of the Face Amount for each of your notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date and held them to the Maturity Date, you would lose 25.00% of the Face Amount of your investment.

     The following graph shows a graphical illustration of the hypothetical Redemption Amounts (expressed as a percentage of the Face Amount of your notes) that we would deliver to you on the Maturity Date, if the Exchange Rate Return (expressed as a percentage) were any of the hypothetical levels shown on the horizontal axis.

Same-day funds settlement and payment

     The initial settlement for the notes and all payments of principal will be made in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, transfers of the notes will be made in the Same-Day Funds Settlement System of The Depository Trust Company (the Depository) until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

THE INDEX CURRENCIES

     The index currencies are the Korean won and the U.S. dollar. As exchange rates move, the U.S. dollar value of the Korean won will vary based on the appreciation or depreciation of the Korean won.

Historical Exchange Rates

     The following tables show, for the periods indicated, high, low and period-end spot exchange rates (expressed as the number of Korean won per U.S. dollar) between the Korean won and the U.S. dollar for customary settlement in the spot foreign exchange market based on information obtained from WM Company, without independent verification. This historical data on the KRW/USD exchange rate is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the value of the Korean won during any period set forth below is not an indication that the KRW/USD exchange rate is more or less likely to increase or decrease in value at any time during the term of the notes.

KRW/USD

	High	Low	Close
2005
Quarter ended March 31	1,058.50	997.80	1,015.50
Quarter ended June 30	1,033.50	997.10	1,033.50
Quarter ended September 30	1,054.50	1,011.50	1,041.50
Quarter ended December 31	1,058.50	1,010.50	1,010.90
2006
Quarter ended March 31	1,004.50	962.10	971.70
Quarter ended June 30	970.80	927.80	948.70
Quarter ended September 30	965.80	942.00	946.50
Quarter ended December 31	963.90	913.90	930.00
2007
Quarter ended March 31	951.40	925.70	940.60
Quarter ended June 30	937.40	923.00	923.90
Quarter ended September 30	950.50	914.00	915.20
Quarter ended December 31	943.60	900.70	936.10
2008
Quarter ended March 31	1,029.20	935.60	990.40
Quarter ended June 30	1,049.70	973.90	1,046.10
Quarter ended September 30	1,207.00	1,002.40	1,207.00
Quarter ended December 31	1,517.40	1,187.40	1,259.60
2009
Quarter ended March 31	1,570.70	1,292.70	1,383.30
Quarter ended June 30	1,379.80	1,233.20	1,274.00
Quarter ended September 30	1,314.50	1,178.30	1,178.30
Quarter ended December 31	1,195.90	1,153.00	1,164.50
2010
Quarter ending March 31 (through January 14, 2010)	1,154.80	1,119.90	1,120.90

TAXATION IN THE UNITED STATES

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States”. The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisers as to the consequences of acquiring, holding and disposing of notes under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

Treatment of the notes

     The characterization of the notes for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service (the IRS) with respect to the notes and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive precedential authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. Federal income tax purposes, pursuant to Revenue Ruling 2008-1, because the risk of losing all or part of your investment is based solely on changes in the value of the Korean won as against the U.S. dollar, we intend to treat the notes as contingent payment debt instruments (CPDIs) subject to the U.S. treasury regulations governing CPDIs (the CPDI Regulations). Unless otherwise indicated, the discussion below assumes this to be the case. However, it is possible that the IRS could seek to characterize the notes in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. In particular, although there are similarities between the terms of the notes and the facts of Revenue Ruling 2008-1, the facts are not identical and there can be no assurance the Revenue Ruling 2008-1 should apply to the notes. Prospective holders should consult their own tax advisers as to the proper characterizations and treatment of the notes for U.S. Federal income tax purposes.

Accruals of interest

     For U.S. Federal income tax purposes, the notes will be treated as debt instruments subject to the CPDI Regulations, which would cause the timing and character of income, gain or loss reported on a CPDI to differ substantially from the timing and character of income, gain or loss reported on a non-contingent payment debt instrument under general principles of current U.S. Federal income tax law. The CPDI Regulations generally require a U.S. Holder of such an instrument to apply the “noncontingent bond method” which, as generally described below, requires a U.S. Holder (as defined in the prospectus) to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule regardless of the U.S. Holder’s method of tax accounting and whether such U.S. Holder has received any interest payments in that year.

     Under the non-contingent bond method, for each accrual period prior to and including the Maturity Date of the notes, the amount of interest that accrues, as original issue discount (OID), equals the product of (a) the “adjusted issue price” and (b) the “comparable yield” (adjusted for the length of the accrual period). This amount is rateably allocated to each day in the accrual period and included as ordinary interest income by a U.S. Holder for each day in the accrual period on which the U.S. Holder holds the notes. The “adjusted issue price” for purposes of the noncontingent bond method is equal to the issue price of the notes, increased by the interest previously accrued on such notes and decreased by the amount of any Projected Payments (as defined below) previously made on such notes. The “issue price” of the notes is the first price at which a substantial amount of the note are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The “comparable yield” is the annual yield that we would pay, as of the issue date, on a fixed rate debt instrument with no contingent payment but with terms and conditions otherwise comparable to those of the notes. Amounts treated as interest under the foregoing contingent payment obligation rules are treated as OID for all U.S. Federal income tax purposes. Also under the non-contingent bond method of the CPDI Regulations, Eksportfinans would be required, solely for U.S. Federal income tax purposes, to provide a schedule (the Schedule) of the projected amounts of payments (the Projected Payments) on the notes. The Schedule must produce the comparable yield. Eksportfinans has determined that the comparable yield is 0.55% per annum, compounded annually. Eksportfinans has also determined that the projected payment for the notes, per $1,000.00 of principal amount, at the Maturity Date is $1,006.20 (which includes the stated principal amount as well as the final projected payment).

     Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1000 note) as of End of Accrual Period
January 1, 2010 through December 31, 2010	$5.31	$5.31
January 1, 2011 through December 31, 2011	$0.89	$6.20

     You are required to use the comparable yield and projected payment schedule that Eksportfinans computes in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule. Pursuant to applicable Treasury regulations, Eksportfinans is required to provide both the comparable yield and the projected payment schedule, along with a description of certain other terms of the notes, to the IRS.

     The comparable yield and the Schedule are used to determine accruals of interest for tax purposes only and are not assurances or predictions with respect to the actual yield of, or payment to be made in respect of, a note. The comparable yield and the Schedule do not necessarily represent our expectations of regarding such yield, and the amount and timing of such payment.

     If during any taxable year the sum of any actual payments (including the fair market value of any property received in that year) with respect to the notes for that taxable year (including, in the case of the taxable year which includes the Maturity Date of the notes, the amount of cash received at maturity) exceeds the total amount of Projected Payments for that taxable year, the difference will produce a “net positive adjustment”, which will be treated as additional interest for the taxable year. If the actual amount received in a taxable year is less than the amount of Projected Payments for that taxable year, the difference will produce a “net negative adjustment”, which will (a) reduce the U.S. Holder’s interest income for that taxable year and (b) to the extent of any excess after application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during the prior taxable years (reduced to the extent such interest was offset by prior net negative adjustments).

Sale, exchange, retirement or other disposition of notes

     Generally, upon the sale, exchange or retirement or other disposition of notes, you will recognize gain or loss equal to the difference between the amount realized and your adjusted basis (as determined below) in such notes. Any gain will be treated as ordinary interest income. Generally, any loss will be treated as ordinary loss to the extent your total OID inclusions exceed the total net negative adjustments (if any) that you took into account as an ordinary loss. The remaining loss (if any) will be a capital loss. Limitations apply to limit the ability to offset ordinary income with capital losses.

     In determining the amount realized with respect to notes held to maturity, you will be treated as receiving the projected amount of any contingent payment due at maturity for such notes. If the amount received is different from the Projected Payment, the amount realized by you at maturity will be reduced by any net negative adjustment carryforwards. With respect to any unscheduled retirement of notes, your amount realized will equal the amount paid by us with respect to the notes retired.

     Your adjusted basis in notes will equal (1) your initial basis in notes determined by the cost of such notes, (2) increased by the OID accrued on the notes based on the non-contingent bond method described above (and without regard to any positive or negative adjustments), and (3) reduced by any non-contingent payment and the projected amount (as opposed to the actual amount) of any contingent payment previously made on such notes.

     Special rules apply to the purchase of CPDIs at a discount or premium and prospective investor acquiring the notes with such discount or premium should consult with their own tax advisors regarding such discount or premium. The application of the CPDI Regulations to the notes is complex. Prospective investors should consult with their own tax adviser regarding the applicability and consequences of the CPDI Regulations with respect to the notes.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The notes are being purchased by Goldman, Sachs & Co. (the agent) as principal, pursuant to a terms agreement dated as of January 14, 2010 between the agent and us. The initial sale of the notes in this offer entails a longer settlement period than is customary for similar debt securities. For purposes of Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, January 28, 2010 shall be the date for payment of funds and delivery of securities for all of the securities sold pursuant to the offering. The agent has agreed to pay our out-of-pocket expenses of the issue of the notes.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the notes.

Selling Restrictions

Bahamas

     This pricing supplement and the accompanying prospectus supplement and prospectus (together, the prospectus) in connection with the offer of securities by the Issuer has not been registered with the Securities Commission of the Bahamas as the prospectus is exempted from the filing and registration requirements of the Securities Industry Act, 1999. No offer or sale of any securities of the Issuer can be made in the Bahamas unless the offer of the securities is made by or through a broker-dealer licensed by the Securities Commission of the Bahamas and in compliance with Bahamian exchange control regulations.

Chile

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.

Colombia

     The issuance of the securities, as well as trading and payments in respect of the securities, will occur outside Colombia.

     This material is for the sole and exclusive use of the client and cannot be understood as being addressed to, or be used by, any third party.

     The securities have not been and will not be offered in Colombia through a public offering pursuant to Colombian laws and regulations and neither will be registered in the Colombian National Registry of Securities and Issuers or on the Colombian Stock Exchange.

     The client acknowledges the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment made in connection with the securities and represents that it is the sole party liable for full compliance with any such laws and regulations.

     The investment in the securities is a permitted investment for it under its corporate bylaws and/or particular applicable investment regime.

Hong Kong

     This is a structured product involving derivatives. The investment decision is yours but you should not invest in the securities offered in this pricing supplement and accompanying prospectus supplement and prospectus (together, the prospectus) unless the intermediary who sells it to you has explained to you that the product is suitable for you having regard to your financial situation, investment experience and investment objectives.

     The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

     The securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

     None of the Issuers or the Guarantors accept any responsibility for any acts or omissions of such intermediary.

Israel

     This offer is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the securities offered hereunder. The securities cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. Subject to any applicable law, the securities offered hereunder may not be offered or sold to more than thirty-five offerees, in the aggregate, who are resident in the State of Israel, and who are not listed in the First Supplement of the Israeli Securities Law, 1986.

Japan

     The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended; the FIEA) and the agent has represented and agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Act (Law No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

     This pricing supplement and accompanying prospectus supplement and prospectus (together, the prospectus) has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities offered hereby may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

     Where the securities are subscribed or purchased under Section 275 by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

Taiwan

     The securities may not be offered or sold in Taiwan and may only be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors).

United Kingdom

     The agent has represented and agreed that:

(a)

in relation to any securities having a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of section 19 of the FSMA by the Issuer;

(b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such Notes in, from or otherwise involving the United Kingdom.